Exhibit 99.1

Calgon Carbon Announces Fourth Quarter and 2014 Results

Board Declares Cash Dividend of $0.05 per Share -- First Dividend Since 2005

Q4 2014 results versus Q4 2013 results:

  Sales of Activated Carbon and Service increased 8.4%
  Gross margin (before depreciation and amortization) increased to 35.9% from 34.3%
  Operating Income increased 19.0%
  Fully diluted EPS increased 15.0% to $0.23

PITTSBURGH--(BUSINESS WIRE)--February 19, 2015--Calgon Carbon Corporation (NYSE: CCC) announced results for the fourth quarter and year ended December 31, 2014.

Income from operations for the fourth quarter of 2014 was $18.8 million versus $15.8 million for the comparable period in 2013. Net income for the fourth quarter of 2014 was $12.1 million, or $0.23 per common share on a fully diluted basis, versus $11.0 million, or $0.20 per common share on a fully diluted basis, for the fourth quarter of 2013.

Net sales for the fourth quarter of 2014 were $140.6 million versus sales of $133.1 million for the comparable period in 2013, a 5.7% increase. Currency translation had a $5.0 million negative impact on sales for the fourth quarter of 2014 due to the stronger dollar against the euro and yen.

For the fourth quarter of 2014, sales for the Company’s Activated Carbon and Service segment were $126.2 million versus $116.3 million for the fourth quarter of 2013, an 8.4% increase. The improvement was due to higher demand for granular activated carbon (GAC) in three major markets: potable water in Asia and the Americas; industrial process in all geographic areas; and environmental air, principally for mercury removal in the Americas.

Equipment sales declined $1.1 million, or 8.2%, for the fourth quarter of 2014 versus the comparable quarter of 2013, principally due to lower revenue from carbon adsorption equipment. The decline was partially offset by higher revenue from ballast water treatment systems.

For the fourth quarter of 2014, Consumer sales decreased $1.2 million, or 34.4%, as compared to the fourth quarter of 2013. The decline was due to lower demand for activated carbon cloth.

For the fourth quarter of 2014, net sales less the cost of products sold as a percentage of net sales (excluding depreciation and amortization) was 35.9%, versus 34.3% for the fourth quarter of 2013. Lower plant maintenance costs as well as lower coal costs contributed to the improvement. Higher pricing on certain activated carbon products and services, principally in the Americas, also contributed to the increase.

Selling, administrative and research (SA&R) expenses for the fourth quarter of 2014 were $23.3 million versus $22.2 million for the comparable period of 2013. The $1.1 million, or 4.7%, increase included $1.3 million of pension charges related to a $0.9 million pension settlement charge for deferred vested employees who were terminated from the company's salaried pension plan in exchange for a lump sum cash settlement, as well as a $0.4 million charge related to a European multi-employer pension plan. SA&R expenses for the fourth quarter of 2014 also included $0.9 million related to the company’s SAP re-implementation project that is expected to be completed in 2015. Partially offsetting these increases was the favorable impact of the company's ongoing expense control efforts.

In the fourth quarter the Company received orders from electric utilities for mercury removal that should generate tens of millions of dollars in sales over the coming years. Calgon Carbon believes that it offers the most advanced products which deliver superior mercury control in the most challenging power plant configurations. Calgon Carbon's Fluepac® products can also provide customers with the lowest total cost to comply with the mercury emission limits of the EPA’s Mercury and Air Toxics Standards.

Calgon Carbon continued its open market stock repurchase program that was initiated in the fourth quarter of 2013. Under this program the Company purchased 445,700 shares of Calgon Carbon stock at an average price of $20.69 in the fourth quarter of 2014.

Net sales for the year ended December 31, 2014, were $555.1 million, up slightly over the comparable period of 2013, when net sales were $547.9 million. Activated Carbon and Service sales increased 3.3% year-over-year. Equipment revenue for the year ended December 31, 2014, declined 17.5% versus the comparable period of 2013. Consumer sales increased 7.9%, or $0.8 million year-over-year. For the year ended December 31, 2014, foreign currency translation had a $3.2 million negative impact on sales due to the stronger U.S. dollar against the yen.

For the year ended December 31, 2014, the Company reported income from operations of $74.6 million versus $68.9 million for the year ended December 31, 2013. Net income for the year ended December 31, 2014, was $49.4 million versus $45.7 million for the year ended December 31, 2013. Earnings per common share on a fully diluted basis were $0.92 for the year ended December 31, 2014, as compared to $0.84 per common share for the year ended December 31, 2013. This represents a 10.0% increase year-over-year.

Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share to its shareholders of record on March 5, 2015, which will be paid on March 15, 2015.

Randy Dearth, Calgon Carbon’s Chairman, President and Chief Executive Officer commented, “We ended the year with another solid quarter. I am pleased with the results, especially the improvement in profitability and operating income.”

"Our strategy for participating in the mercury removal market is proving to be effective, and Calgon Carbon is well positioned to capture at least thirty percent of the value of this important market. When added to our successful margin improvement, I am excited about the direction in which the Company is going.”

“I am extremely pleased with the Board’s decision to declare a cash dividend for the first time since 2005, as it reflects confidence that we have transformed Calgon Carbon into a company with exciting growth opportunities, sustainable earnings, and solid cash flows. When added to further stock repurchases and additional investments in our plants, the dividend becomes part of our comprehensive program to increase shareholder value.”

“Lastly, I am proud of the progress we have made in improving our Company and positioning it for future opportunities in 2015 and beyond.”

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water, and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products - in granular, powdered, pelletized and cloth form – for more than 700 distinct applications. Headquartered in Pittsburgh, Pennsylvania, Calgon Carbon Corporation employs approximately 1,100 people at more than 15 manufacturing, reactivation, and equipment facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron Carbon. The company also has more than 27 sales and service centers throughout the world.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net Sales	$140,640	$133,092	$555,103	$547,939

Cost of Products Sold (Excluding Depreciation and Amortization)	90,192	87,489	363,014	366,962

Depreciation and Amortization	8,346	7,539	30,470	28,938

Selling, Administrative & Research	23,291	22,240	87,266	82,995

Restructuring	-	-	(252)	(129)

Environmental and Litigation	-	18	-	284

	121,829	117,286	480,498	479,050

Income from Operations	18,811	15,806	74,605	68,889

Interest Expense - Net	(46)	(37)	(186)	(326)

Other Expense - Net	(582)	200	(1,911)	(1,364)

Income Before Income Tax Provision	18,183	15,969	72,508	67,199

Income Tax Provision	6,049	4,925	23,138	21,486

Net Income	$12,134	$11,044	$49,370	$45,713

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	(6,738)	662	(14,850)	(305)
Defined Benefit Pension Plans	(12,733)	13,509	(11,908)	15,268
Derivatives	142	256	388	424

Comprehensive Income (Loss)	$(7,195)	$25,471	$23,000	$61,100

Net Income per Common Share
Basic	$.23	$.20	$.93	$.85
Diluted	$.23	$.20	$.92	$.84

Weighted Average Shares
Outstanding (Thousands)
Basic	52,773	54,265	53,042	53,898

Diluted	53,649	55,160	53,941	54,671

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	4Q14	4Q13	YTD 2014	YTD 2013

Activated Carbon and Service	$126,169	$116,345	$498,212	$482,278
Equipment	12,212	13,306	45,319	54,935
Consumer	2,259	3,441	11,572	10,726

Net Sales	$140,640	$133,092	$555,103	$547,939

Segment
Operating Income (loss) *	4Q14	4Q13	YTD 2014	YTD 2013

Activated Carbon and Service	$26,913	$22,856	$104,934	$96,412
Equipment	(210)	(275)	(2,609)	(1,134)
Consumer	454	764	2,498	2,420

Income from Operations *	$27,157	$23,345	$104,823	$97,698

* Before depreciation and amortization and restructuring.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2014	2013

Assets

Current assets:

Cash and cash equivalents	$53,133	$32,942

Receivables	95,232	96,996

Inventories	98,446	109,517

Other current assets	46,151	41,995

Total current assets	292,962	281,450

Property, plant and equipment, net	290,586	266,849

Other assets	38,113	41,779

Total assets	$621,661	$590,078

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$833	$2,172

Other current liabilities	74,586	80,024

Total current liabilities	75,419	82,196

Long-term debt	70,448	32,114

Other liabilities	70,321	59,263

Total liabilities	216,188	173,573

Total shareholders' equity	405,473	416,505

Total liabilities and shareholders' equity	$621,661	$590,078

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
Vice President – Investor Relations
ggerono@calgoncarbon.com
www.calgoncarbon.com